Exhibit 10-AN
                                  -------------


                  License Agreement Between Parlex Corporation
                          and Polyclad Laminates, Inc.


      This Agreement is effective June 1, 1996 by and between Parlex Corporation, a Massachusetts corporation, having its principal place of business at 145 Milk Street, Methuen, Massachusetts, 01844 (hereinafter referred to as "Parlex"), and Polyclad Laminates, Inc., a Massachusetts corporation having its principal place of business at 40 Industrial Park, West Franklin, New Hampshire, 03235 (hereinafter referred to as "Polyclad").

      WHEREAS Parlex has issued and pending United States and foreign patents, which are hereinafter defined as "Licensed Patents" relating to multi-layer circuit board construction and fabrication;

      WHEREAS Polyclad desires to acquire certain license rights, as hereinafter set forth, under the Licensed Patents, and Parlex is willing to grant such rights on the terms set forth herein;

      NOW THEREFORE in consideration of the premises and the mutual obligations of the parties, the parties agree as follows:


1.0   DEFINITIONS
-----------------

      1.1 Permitted Products shall mean two dimensional, multi-layer printed circuit boards which are not designed nor intended to be folded or bent upon installation. Incidental flexibility of a product not to exceed 150 is permissible in an otherwise permitted product.

      1.2 Excluded Products shall mean three-dimensional, multi-layer printed circuit boards which are designed or intended to be folded or bent upon installation, or multi-layer flexible circuit boards mountable on a flat rigidized heat sink, and including without limitation Type 3, Type 4 and Type 5 printed circuit or printed wiring boards as defined in MIL/STD-2118 dated 4 May 1984, a copy of which is attached hereto.

      1.3 Cap Material shall mean a copper layer having a C stage adhesive coating thereon over which a B stage adhesive coating is provided.

      1.4 Licensed Patents shall mean the issued and pending United States and foreign patents identified in Schedule A hereto, any patents resulting from such applications, continuations, divisions, and continuations-in-part and foreign counterparts thereof, any reissues and reexaminations of any such patents, and any improvement in any future patents of Parlex dominated by one or more claims of existing Licensed Patents.


2.0   LICENSE GRANT
-------------------

      2.1 Parlex hereby grants to Polyclad (meaning Polyclad and any entity which now or in the future Polyclad controls, or is under common control with, or which controls Polyclad, but only so long as such entity is controlled by, is under common control with, or controls Polyclad), upon the terms as set forth herein, a royalty bearing license under the Licensed Patents solely for the purpose of providing to customers of Polyclad a label license for use of Polyclad Cap Material in the fabrication of Permitted Products by such customers. It is understood that the term customers includes direct sales to third parties unrelated to Polyclad as well as to internal sales or transfers within Polyclad. This license and the obligation to pay royalties under Paragraph 3.1 shall extend to sales by Polyclad of Cap Material throughout the world.

      2.2 Polyclad shall sell the Cap Material with the following label license notice relating to Permitted Products, which shall be conspicuously provided on product packaging and literature in a manner reasonably acceptable to the parties. The notice language and placement may be changed only with the prior written approval of Parlex.

            This Cap Material is sold only for use in fabricating two-dimensional multi-layer printed circuit boards which are not designed nor intended to be folded or bent upon installation. Unauthorized use of this Cap Material may subject the user to patent infringement liability.

      2.3 It is understood that Parlex has previously granted certain license rights in South Korea under the Licensed Patents to Samsung. Polyclad shall have the right to sell Cap Material to Samsung and to any other party licensed by Parlex under this Agreement, for their use in manufacturing Permitted Products and/or Excluded Products. Parlex shall notify Polyclad of the identity of any such additional parties licensed when Parlex has entered into such license(s). Polyclad shall also have the right to sell Excluded and Permitted Products to Parlex.

      2.4 Parlex does not intend to grant further licenses for Cap Material under the Licensed Patents other than those previously granted; however, it is recognized that circumstances may require one or more other subsequent licenses to be granted under the Licensed Patents for Cap Material. In the event that Cap Material supplied by Polyclad fails to meet customer production volume or quality requirements at competitive prices, Parlex shall have the right to grant a license under the Licensed Patents to only one additional third party in the United States or Europe; however, Polyclad shall have a sixty (60) day period within which to cure the production and/or quality deficiency. Parlex shall have the right to grant a license to a third party under the Licensed Patents for any country or countries other than the United States or Europe in the event that a customer for Cap Material desires an additional source of such Cap Material. Parlex shall also have the right to grant a license under the Licensed Patents to a party supplying Cap Material to Merix Corporation, but such license shall be limited to facilities of Merix Corporation in existence as of the Effective Date of this Agreement. Parlex shall notify Polyclad of any other such license granted to a third party hereunder. Any dispute concerning the right of Parlex to grant an additional license under this Agreement which is not resolved by the parties shall be submitted to arbitration by either party as provided in Section
6.0 of this Agreement. Unless and until the arbitration panel has rendered a decision in Parlex's favor, Parlex shall not grant a license to the disputed licensee.

      2.5 In the event that Cap Material sold by Polyclad in a country in which no Licensed Patent has been granted, is at a competitive disadvantage by reason of the unauthorized manufacture or sale of such material by a third party in that country, Polyclad shall notify Parlex of such situation and the parties will promptly confer in an effort to negotiate a plan by which Polyclad's sales of Cap Materials in that country can be more competitive, such as, without limitation, a reduction or elimination of royalties paid under this Agreement. Any failure of the parties to arrive at a satisfactory resolution of the competitive situation in a particular country shall be subject to arbitration under Section 6.0 hereof.

      2.6 Each of the parties hereby warrants and represents to the other that they have the unencumbered right to enter into this Agreement and shall indemnify and hold harmless the other party in the event that a third party challenges such right.

      2.7 Licensor hereby releases Licensee and its customers from any and all claims of infringement of the License Patent arising prior to the Effective Date of the Agreement. Licensee confirms that it has not sold Cap Material prior to the Effective Date of this Agreement.


3.0   PAYMENT AND REPORTS

      3.1 Polyclad shall pay to Parlex a royalty of ten percent (10%) of the Net Sales Price of Cap Material sold by Polyclad to third party customers. No royalties are payable on sales of Cap Material by Polyclad to Parlex. Net sales price shall mean the invoice price (however expressed) to Polyclad's customers, less quantity and cash discounts actually allowed, less returns, less sales and other taxes and any transportation and delivery charges borne by Polyclad. For internal sales of Cap Material within Polyclad for use in Mass Laminated Materials, Polyclad shall pay to Parlex a royalty of three cents (3(cent)) per square foot, or equivalent price per square meter, of Cap Material so sold by Polyclad. No further royalty will be paid for subsequent sales outside of Polyclad of Cap Material for which a royalty has been paid.

      3.2 On or before the thirtieth (30th) day after the end of each calendar quarter during the term of this Agreement, Polyclad shall submit to Parlex a written report setting forth for such quarter a computation of the royalties due under Subparagraph 3.1, including any minimum royalties. Simultaneously with the delivery of each such report, Polyclad shall pay Parlex the amount of the royalties due Parlex in accordance with such report.

      3.3 Polyclad shall maintain at its principal place of business accurate records and books of account in respect of the sales of Cap Material on which royalties are payable under this Agreement. Polyclad agrees to make such records available for the inspection of an independent certified public accountant (CPA) firm designated by Parlex and acceptable to Polyclad, for the purpose of verifying, at the expense of Parlex, the accuracy of the amount of royalty payments hereunder at reasonable times as agreed by the parties, but no more than once each year. Such CPA firm shall only audit records and books of account for a reporting year within twelve (12) months after the end of that reporting year.


4.0   LITIGATION

      4.1 Polyclad shall promptly notify Parlex if Polyclad learns of any breach by customers of Polyclad of the label license restrictions of this Agreement.

      4.2 Parlex shall have the sole responsibility for enforcement of any breach of the label license restrictions by customers of Polyclad.

      4.3 In the event that any third party infringes any Licensed Patent, or in the event any claim is made or action commenced by a third party which alleges that a Licensed Patent is invalid, Parlex shall have the right at its own expense, but shall not be obligated, to bring an appropriate action against such infringer to cause such infringement to cease or negotiate appropriate settlement with such infringer, or to defend such claim or action by a third party. In the event Parlex shall fail so to do, after thirty (30) days notice by Polyclad to Parlex, Polyclad shall have the right to: (a) discontinue payment of royalties hereunder until such time as Parlex institutes action against the infringer or otherwise causes the infringement to cease or undertake the defense of such action by a third party as the situation may be; (b) terminate the present Agreement upon ten (10) days notice to Parlex; or (c) commence litigation or other proceeding on its own behalf and at Polyclad's sole expense. Parlex will render reasonable assistance to Polyclad in such litigation or other proceeding, at its own expense. Parlex shall permit, and shall execute such documents as are necessary to permit Polyclad to sue or defend in its own name, and shall, if required, become a named party to such litigation or other proceeding. During such litigation or other proceeding, Polyclad may withhold payment of royalties and shall reimburse Parlex for withheld royalties at the termination of such litigation or proceeding, by settlement or otherwise, to the extent that any damages or settlement amounts plus reasonable litigation fees and costs exceed, if so, such withheld royalties.


5.0   CONFIDENTIALITY

      5.1 The proprietary information of each party shall be maintained in confidence in accordance with the separate confidentiality agreement entered into by the parties and attached hereto as Appendix A.

      5.2 Neither Parlex nor Polyclad shall use the name of the other for promotional or other purposes nor disclose the terms of this Agreement without the prior written consent of the other; however, either party may notify others of the fact that this Agreement is in effect.


6.0   DISPUTES

      In the event of any dispute under this Agreement, such dispute will be resolved by final and binding arbitration held in Boston, Massachusetts under the Commercial Arbitration Rules of the American Arbitration Association. The arbitration panel shall be composed of three (3) arbitrators, one of whom shall be appointed by each party and the third of whom shall be appointed by the two party-appointed arbitrators. The arbitration decision shall be binding and enforceable and may be entered in any court having jurisdiction over the applicable party or parties.


7.0   TERM AND TERMINATION

      7.1 This initial term of this Agreement shall remain in force and effect until the third anniversary of the Effective Date. If at the end of the initial three (3) year term Polyclad is not in breach of any material provision hereof, this Agreement shall continue in effect until the last to expire of the Licensed Patents.

      7.2 This Agreement is agreed to have become effective on June 1, 1996 (the "Effective Date") and Polyclad's liability to pay royalties shall be deemed to have commenced on that date.

      7.3 In the event any royalties due from Polyclad hereunder shall remain unpaid after the same have become due and payable, or in the event of any other substantial breach or default hereunder by Polyclad, Parlex may terminate this Agreement by notice to Polyclad, of the default, and this Agreement and all licenses and rights containing herein shall terminate thirty (30) days after such notice unless Polyclad shall have cured such breach or default within said thirty (30) day notice period.

      7.4   Polyclad may terminate this Agreement at any time upon giving thirty
(30) days prior written notice to Parlex. Polyclad shall fill customer orders for Licensed Products where the manufacture of same has been substantially completed prior to termination. Upon termination of this Agreement, Polyclad shall discontinue the manufacture and sale of Cap Materials.

      7.5 In the event either party files a petition in bankruptcy, is adjudicated bankrupt, makes an assignment for the benefit of its creditors, or otherwise becomes the subject of any bankruptcy, reorganization, insolvency or similar proceedings, the other party shall have the right to terminate this Agreement and all licenses and rights contained herein upon ten (10) days notice thereof.

      7.6 Termination of this Agreement shall not affect the obligation under Paragraph 5.1 herein.


8.0   NOTICES

      All notices under this Agreement shall be in writing and shall be sent by telefax (confirmed by courier or certified or registered mail), to the receiving party at the respective addresses set forth below or such other address as a party may specify by notice to the other:


      If to Parlex:      Parlex Corporation
                         145 Milk Street
                         Methuen, MA 01844 U.S.A.

                         Attention: Peter J. Murphy
                                    President


      If to Polyclad:    Polyclad Laminates, Inc.
                         40 Industrial Park Drive
                         West Franklin, NH 03235 U.S.A.

                         Attention: James W. Crocker
                                    Executive Vice President
                                    Chief Operating Officer



9.0   GENERAL PROVISIONS

      9.1 This Agreement shall be construed and enforced in accordance with the laws of the Commonwealth of Massachusetts and applicable United States federal law.

      9.2 Nothing in this Agreement shall convey or imply any license or right by either party other than as expressly set forth in this Agreement.

      9.3 This Agreement constitute the entire understanding and agreement of the parties with respect to the subject matter hereof, supersedes any prior understandings or agreements, and may not be varied or modified orally or otherwise than by an instrument in writing duly executed by all of the parties.

      9.4 This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.5 Any headings in the sections of this Agreement are inserted for convenience only and shall not constitute a part hereof for any purposes whatsoever.

      9.6 Parlex and Polyclad shall be deemed at all times to be independent contractors and nothing contained herein is intended nor shall be construed for any purpose as creating the relation of employer and employee between Parlex and Polyclad or of designating either party as an agent of the other.

      9.7 Parlex shall have no product liability with respect to the manufacture and sale of Cap Material by Polyclad, and nothing in this Agreement shall be construed to provide or imply any product warranty by Parlex to Polyclad or to customers of Polyclad.

      9.8 Parlex shall notify Polyclad of the issuance of each patent resulting from the pending patent applications of the Licensed Patents. Parlex shall have no obligation to provide Polyclad with copies of any unpublished patent applications.

      9.9 This Agreement shall be assignable by Parlex, and shall not be assignable by Polyclad to any party other than a successor of the business to which this Agreement pertains without the prior written permission of Parlex. Polyclad shall notify Parlex of any transfer within the Polyclad group of related companies of the business applicable to this Agreement.


        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


                                        PARLEX CORPORATION



                                        By___________________________
                                            Peter J. Murphy
                                            President



                                        POLYCLAD LAMINATES, INC.



                                        By___________________________
                                            James W. Crocker
                                            Executive Vice President
                                            Chief Operating Officer